                                                                     EXHIBIT 2.1




--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                  by and among

               LAHAINA ACQUISITIONS, INC. a Colorado corporation,

                    LAHA NO. 1, INC., a Georgia corporation,

                 THE ACCENT GROUP, INC., a Georgia corporation,

            ACCENT MORTGAGE SERVICES, INC., a Georgia corporation and

          MONGOOSE INVESTMENTS, LLC, Georgia limited liability company




                            Dated as of July 21, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


ARTICLE I
         DEFINITIONS..............................................................................................6

ARTICLE II
         THE MERGER..............................................................................................10
         SECTION 2.1  The Merger.................................................................................10
         SECTION 2.2  Effective Time.............................................................................10
         SECTION 2.3  Effects of the Merger......................................................................10
         SECTION 2.4  Articles of Incorporation and Bylaws.......................................................10
         SECTION 2.5  Directors..................................................................................11
         SECTION 2.6  Officers...................................................................................11
         SECTION 2.7  Conversion of Securities...................................................................11

ARTICLE III
         CLOSING.................................................................................................13
         SECTION 3.1  Location; Date.............................................................................13
         SECTION 3.2  Deliveries.................................................................................13

ARTICLE IV
         DISSENTING SHAREHOLDERS; EXCHANGE OF
         CERTIFICATES REPRESENTING SHARES........................................................................14
         SECTION 4.1  Exchange of Certificates Representing Shares...............................................14

ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF ACCENT ...............................................................15
         SECTION 5.1  Organization...............................................................................15
         SECTION 5.2  Capitalization.............................................................................16
         SECTION 5.3  Authority Relative to this Agreement.......................................................16
         SECTION 5.4  Absence of Undisclosed Liabilities.........................................................17
         SECTION 5.5  No Default.................................................................................17
         SECTION 5.6  Real Property..............................................................................17
         SECTION 5.7  Compliance with Applicable Law.............................................................18
         SECTION 5.8  Brokers....................................................................................18
         SECTION 5.9  Corporate Opportunity and Successor Liability.  ...........................................18
         SECTION 5.10 Governmental Authorization.................................................................19
         SECTION 5.11 Disclosure.................................................................................19
         SECTION 5.12 Absence of Certain Changes.................................................................19
         SECTION 5.13 Litigation.................................................................................20
         SECTION 5.14 Environmental Matters......................................................................20
         SECTION 5.15 Material Contracts.........................................................................21
         SECTION 5.16 Pro Forma Consolidated Financial Statements................................................21
         SECTION 5.17 Licenses...................................................................................22
         SECTION 5.18 Survival of Prior Representations and Warranties...........................................22
         SECTION 5.19 Accent Stock Option Plan...................................................................22

ARTICLE VI
         REPRESENTATIONS AND WARRANTIES OF LAHAINA AND LAHA 1....................................................22

         SECTION 6.1  Organization...............................................................................23
         SECTION 6.2  Capitalization.............................................................................23
         SECTION 6.3  Authority Relative to this Agreement.......................................................25
         SECTION 6.4  Absence of Undisclosed Liabilities.........................................................25
         SECTION 6.5  No Default.................................................................................26
         SECTION 6.6  Real Property..............................................................................26
         SECTION 6.7  Compliance with Applicable Law.............................................................27
         SECTION 6.8  Brokers....................................................................................27
         SECTION 6.9  Corporate Opportunity and Successor Liability..............................................27
         SECTION 6.10  Governmental Authorization................................................................27
         SECTION 6.11  Disclosure................................................................................27
         SECTION 6.12  SEC Filings...............................................................................28
         SECTION 6.13  Financial Statements......................................................................28
         SECTION 6.14  Disclosure................................................................................29
         SECTION 6.15  Absence of Certain Changes................................................................30
         SECTION 6.16  Litigation................................................................................31
         SECTION 6.17  Environmental Matters.....................................................................31
         SECTION 6.18  Material Contracts........................................................................32
         SECTION 6.19 Survival of Prior Representations and Warranties...........................................33

ARTICLE VII
         COVENANTS OF ACCENT AND ACCENT MORTGAGE ................................................................33
         SECTION 7.1  Conduct of Business of Accent..............................................................33
         SECTION 7.2  Shareholder and Board Approval.............................................................33
         SECTION 7.3  Fulfillment of the Closing Conditions......................................................34
         SECTION 7.4  Payment of Loans...........................................................................34

ARTICLE VIII
         COVENANTS OF LAHAINA....................................................................................35
         SECTION 8.1  Conduct of Business of Lahaina.............................................................35
         SECTION 8.2  Board Approval.............................................................................35
         SECTION 8.3  Fulfillment of the Closing Conditions......................................................35
         SECTION 8.4 Redemption of Lahaina Preferred Stock.......................................................36

ARTICLE IX
         COVENANTS OF THE PARTIES................................................................................36
         SECTION 9.1  Filings; Other Action......................................................................36
         SECTION 9.2  Public Announcements.......................................................................37
         SECTION 9.3 Stock Subscription Agreements, Letters of Investment and Accredited
                  Investor Questionnaires........................................................................37

ARTICLE X
         CONDITIONS TO CONSUMMATION OF THE MERGER................................................................37
         SECTION 10.1  Conditions to Each Party's Obligation to Effect the Merger................................37
         SECTION 10.2  Conditions to Accent's Obligations to Effect the Merger...................................38
         SECTION 10.3  Conditions to Obligations of Lahaina and LAHA 1 to Effect the Merger .....................40

ARTICLE XI
         TERMINATION; AMENDMENT; WAIVER..........................................................................43
         SECTION 11.1  Termination by Mutual Consent.............................................................43

         SECTION 11.2  Termination by Either Lahaina or Accent...................................................43
         SECTION 11.3  Termination by Accent.....................................................................43
         SECTION 11.4  Termination by Lahaina....................................................................44
         SECTION 11.5  Effect of Termination.....................................................................44
         SECTION 11.6  Fees and Expenses.........................................................................44
         SECTION 11.7  Extension; Waiver.........................................................................44

ARTICLE XII
         MISCELLANEOUS...........................................................................................45
         SECTION 12.1 Survival of Representations and Warranties.................................................45
         SECTION 12.2  Entire Agreement; Assignment..............................................................45
         SECTION 12.3  Amendment.................................................................................46
         SECTION 12.4  Validity..................................................................................46
         SECTION 12.5  Notices...................................................................................46
         SECTION 12.6  Governing Law.............................................................................47
         SECTION 12.7  Descriptive Headings......................................................................47
         SECTION 12.8  Parties in Interest.......................................................................47
         SECTION 12.9  Counterparts..............................................................................48

EXHIBITS
A        -        Stock Pledge Agreements
B        -        Property Contribution Agreement
C        -        Accent Shareholders Agreement, as amended
D        -        Consulting Agreement
E        -        Accent Consolidation Documents
F        -        Form of Opinion Letter by Paul, Hastings, Janofsky & Walker LLP
G        -        Form of Opinion Letter by Holland & Hart, LLP
H        -        Settlement Agreement and Release between KRES and Lahaina
I        -        Purchase and Sale Agreement between Mongoose and Lahaina
J        -        Form of Opinion Letter by Altman, Kritzer & Levick, P.C.
K        -        Form of Consent by GCA
L        -        Third Party Property Valuations
M        -        The Accent Group Business Executive Summary

SCHEDULES
Schedule 2.4               Articles of Incorporation and Bylaws - Accent
Schedule 2.7               Conversion of Securities - Accent
Schedule 4.1               Exchange of Certificates Representing Shares - Accent
Schedule 5.2               Capitalization - Accent
Schedule 5.4               Absence of Undisclosed Liabilities - Accent
Schedule 5.6               Real Property - Accent
Schedule 5.8               Brokers - Accent
Schedule 5.12              Absence of Certain Changes - Accent
Schedule 5.13              Litigation - Accent
Schedule 5.14              Environmental Matters - Accent
Schedule 5.15              Material Contracts - Accent
Schedule 5.16              Pro forma Consolidated Financial Statements - Accent
Schedule 6.2               Capitalization - Lahaina
Schedule 6.4               Absence of Undisclosed Liabilities - Lahaina
Schedule 6.6               Real Property - Lahaina
Schedule 6.15              Absence of Certain Changes - Lahaina
Schedule 6.17              Environmental Matters - Lahaina

Schedule  6.18             Material Contracts - Lahaina
Schedule  7.4              Payment of Loans
Schedule 10.1              Payables - Lahaina

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of July 21, 1999, is by and among LAHAINA ACQUISITIONS, INC., a Colorado corporation ("LAHAINA"), LAHA NO. 1, INC., a Georgia corporation and wholly owned subsidiary of Lahaina ("LAHA 1"), THE ACCENT GROUP, INC., a Georgia corporation ("ACCENT"), ACCENT MORTGAGE SERVICES, INC., a Georgia corporation ("ACCENT MORTGAGE") and MONGOOSE INVESTMENTS, LLC, a Georgia limited liability company ("MONGOOSE").

         Mongoose is a party to this Agreement solely for the purpose of making the representations, warranties and covenants set forth in Sections 7.4, 8.4 and
10.2 hereof.

                                R E C I T A L S:

         This Agreement sets forth the terms and conditions under which LAHA 1 will merge with and into Accent (the "MERGER"). In connection therewith, Accent will be the Surviving Company of the Merger (the "SURVIVING COMPANY") and shall become a wholly-owned subsidiary of Lahaina. The Shareholders shall receive shares of common stock, no par value per share, of Lahaina (the "LAHAINA COMMON STOCK") in connection with the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Lahaina, LAHA 1, Accent, Accent Mortgage and Mongoose (collectively, the "PARTIES") hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Capitalized terms shall have the meanings provided below or as parenthetically in this Agreement:

         "AGREEMENT" means this Agreement and Plan of Merger.

         "ASSUMED DEBT" has the meaning set forth in Section 10.3 hereof.

         "ACCENT" has the meaning set forth in the preamble of the Agreement.

         "ACCENT BOARD" means the Board of Directors of Accent.

         "ACCENT CERTIFICATE" has the meaning set forth in Section 4.1 hereof.

         "ACCENT COMMON STOCK" means the common stock, no par value per share, of Accent.

         "ACCENT FINANCIAL STATEMENTS" has the meaning set forth in Section 5.16 hereof.

         "ACCENT MATERIAL ADVERSE EFFECT" has the meaning set forth in Section
5.1 hereof.

         "ACCENT MATERIAL CONTRACT" means any contract, agreement or understanding, written or oral, with a value in excess of $10,000, to which Accent is a party.

         "ACCENT REAL PROPERTY" has the meaning set forth in Section 5.6 hereof.

         "ARTICLES OF MERGER" means the Articles of Merger filed with the Secretary of State of Georgia by the Surviving Company pursuant to this Agreement.

         "BALANCE SHEET" means the consolidated balance sheet of Lahaina as of September 30, 1998 set forth in Lahaina's 10-K filed for the fiscal year ending September 30,1998.

         "BENEFICIAL OWNERS" means those Persons set forth on Schedules 5.2(b)(i) and 5.2(b)(ii) hereto.

         "CLOSING" has the meaning set forth in Section 3.1 hereof.

         "CONDITIONS OF RELEASE" has the meaning set forth on Schedule 4.1 hereto. The Conditions of Release are distinct for each Contribution. Conditions of Release apply only to the Contribution appearing on the same row as such Conditions of Release on Schedule 4.1 hereto.

         "DEMERAU" means L. Scott Demerau.

         "DESTINY" means Destiny Holdings, LLC.

         "EFFECTIVE TIME" has the meaning set forth in Section 2.2 hereof.

         "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign laws, judicial decisions, regulations, rules, judgments, orders decrees, injunctions, permits, licenses, agreements and governmental restrictions or any agreement or contract with any governmental authority or other third party, relating to human health, the environment or employee safety, or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive or reactive or otherwise hazardous substances, wastes or materials.

         "ENVIRONMENTAL REPORTS" has the meaning set forth in Section 10.3 hereof.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GBCC" means the Georgia Business Corporation Code.

         "GCA" has the meaning set forth in Section 10.2(g) hereof.

         "INTERNATIONAL" means International Boulevard Property, L.P., a Georgia limited partnership.

         "LAHA 1" has the meaning set forth in the preamble of the Agreement.

         "LAHA 1 COMMON STOCK" has the meaning set forth in Section 2.7 hereto.

         "LAHAINA" has the meaning set forth in the preamble of the Agreement.

         "LAHAINA BOARD" means the Board of Directors of Lahaina.

         "LAHAINA COMMON STOCK" has the meaning set forth in the Recitals to this Agreement.

         "LAHAINA DISCLOSURE DOCUMENTS" has the meaning set forth in Section
6.14 hereof.

         "LAHAINA MATERIAL ADVERSE EFFECT" has the meaning set forth in Section
6.1 hereof.

         "LAHAINA MATERIAL CONTRACT" means any contract, agreement or understanding, written or oral, with a value in excess of $10,000, to which Lahaina or any Subsidiary of Lahaina is a party.

         "LAHAINA PREFERRED STOCK" means the series A preferred stock, no par value per share, of Lahaina.

         "LAHAINA PROXY STATEMENT" has the meaning set forth in Section 6.14 hereof.

         "LAHAINA REAL PROPERTY" has the meaning set forth in Section 6.6 hereof.

         "LENDER" has the meaning set forth in Section 10.3 hereof.

         "LICENSE" has the meaning set forth in Section 5.17 hereof.

         "MERGER" means the merger of LAHA 1 with and into Accent pursuant to the terms and conditions of the Agreement.

         "MERGER SHARES" has the meaning set forth in Section 2.7 hereof.

         "NOEL" means Noel Associates, Ltd., an Anguilla international business organization.

         "NOEL/DESTINY CONTRIBUTION" has the meaning set forth in Section 10.3 hereof.

         "PARTIES" has the meaning set forth in the Recitals to this Agreement.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency or political subdivision thereof).

         "PLEDGOR" has the meaning set forth in Section 10.1 hereof.

         "REDEMPTION CONSIDERATION" has the meaning set forth in Section 8.4 hereof.

         "RETAINED SHARES" has the meaning set forth in Section 4.1 hereof. The Retained Shares apply only as noted on Schedule 4.1 hereto.

         "SEC" means the United States Securities and Exchange Commission.

         "SEC REPORT" means any filing made with the SEC.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SHAREHOLDERS" means L. Scott Demerau, Julia E. Demerau, Eutopean Enterprises, LLC., Diana B. Hutsell, Kingdom Generals, LLC, Noel Associates, Ltd., Destiny Holdings, LLC, Accent Holdings, Inc., Bach Consulting, Inc., International Boulevard Property, L.P., Accent Associates, LLC, Sherry Sagemiller, John Andersen, Fidelity National Bank as Trustee of the David M. Linfert Self-Directed IRA, Jack Margheson, William McBraer and Wes Stucki.

         "SHAREHOLDERS AGREEMENT" means that certain agreement entered into between Accent and the Shareholders and dated as of July 9, 1999.

         "SMYTH" means Richard P. Smyth.

         "STOCK PLEDGE AGREEMENT" means those six certain stock pledge agreements entered into among Accent and (a) Scott and Julia Demerau, (b) Noel and Destiny, (c) Diana B. Hutsell, (d) Accent Holdings, Inc. (e) International, and (f) Sherry Sagemiller and John Anderson, respectively, and dated as of July 9, 1999, as attached as Exhibit A hereto.

         "SUBSIDIARY" means any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing 50% or more of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by Accent, Lahaina or LAHA 1, as applicable.

         "SURVIVING COMPANY" means the surviving company of the Merger.

         "TERMINATION DATE" has the meaning set forth in Section 12.1 hereof.

         "TITLE COMPANY" has the meaning set forth in Section 10.3 hereof.

         "TITLE POLICY" has the meaning set forth in Section 10.3 hereof.

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.1 The Merger. At the Effective Time and upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, LAHA 1 shall be merged with and into Accent pursuant to Section 14-2-1101 of the GBCC. Following the Merger, the separate corporate existence of LAHA 1 shall cease. Accent shall continue as the Surviving Company and shall succeed to and assume all the rights and obligations of LAHA 1.

         SECTION 2.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article X hereof, the Parties shall execute Articles of Merger and the Surviving Company shall cause such documents to be filed with the Secretary of State of the State of Georgia, and shall take all such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective at such time as the Articles of Merger referenced above are duly filed with and accepted by the Secretary of State of the State of Georgia (the "EFFECTIVE TIME").

         SECTION 2.3 Effects of the Merger. The Merger shall have the effects set forth in the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Accent and LAHA 1 shall vest in the Surviving Company and all debts, liabilities and duties of Accent and LAHA 1 shall become the debts, liabilities and duties of the Surviving Company.

         SECTION 2.4 Articles of Incorporation and Bylaws.

         (a) The Articles of Incorporation of Accent (attached hereto as
Schedule 2.4(a)) in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Company until amended in accordance with applicable law.

         (b) The Bylaws of Accent (attached hereto as Schedule 2.4(b)) in effect at the Effective Time shall be the Bylaws of the Surviving Company until amended in accordance with applicable law.

         SECTION 2.5 Directors. As a result of the Merger, a change in the directors of Lahaina shall occur. Immediately following the Merger, the directors of Lahaina shall number five, four of whom shall be Demerau, Sherry Sagemiller, Bart Siegel and Betty Sullivan. The remaining director shall be an independent director and shall be appointed by mutual consent of Demerau and Smyth. Each director shall hold office from the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Company and until his or her successor is duly elected and qualified. At such time as the number of directors of Lahaina is increased the newly appointed or elected director shall be an independent director.

         SECTION 2.6 Officers. The officers of Accent immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office from the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, and until his or her successor is duly appointed and qualified. A chief financial officer with extensive experience working with a public company and filing SEC Reports and who is mutually acceptable to Demerau and Smyth shall be recruited.

         SECTION 2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holder of any of the following securities:

         (a) Each share of Accent Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares to be canceled as provided in this Section), by virtue of the Merger and without any action on the part of the holders thereof, shall be canceled and extinguished and converted into the right to receive the number of shares of Lahaina Common Stock opposite each Shareholder's name as set forth on Schedule 2.7(a) hereto, the sum of which shall total the right to hold 13,251,000 shares of Lahaina Common Stock (the "MERGER SHARES"). Any shares of Accent Common Stock held in the treasury of Accent immediately prior to the Effective Time shall be canceled;

         (b) Each share of common stock, par value $0.01 per share, of LAHA 1 (the "LAHA 1 COMMON STOCK"), issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and become one fully paid nonassessable share of the common stock of the Surviving Company; and

         (c) The Certificates evidencing the Merger Shares shall contain the following legend:


         THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE SECURITIES ACT"), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, EXCHANGED, ENCUMBERED, HYPOTHECATED, PLEDGED NOR MAY ANY OTHER ACTION BE TAKEN TO DISPOSE OF, PLACE ANY LIEN UPON, OR OTHERWISE VEST OR PROVIDE ANY THIRD PARTY WITH ANY INTEREST

         WHATSOEVER IN OR TO ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE (A "DISPOSITION") UNLESS AND UNTIL SUCH TIME AS THE HOLDER OF THIS CERTIFICATE MEETS THE REQUIREMENTS OF RULE 144 OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND THE HOLDER IS FURNISHED WITH AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO LAHAINA THAT THE PROPOSED DISPOSITION CAN BE EFFECTUATED IN ACCORDANCE WITH SUCH EXEMPTION.


                                   ARTICLE III

                                     CLOSING

         SECTION 3.1 Location; Date. The closing (the "CLOSING") of the Merger shall be held at the offices of Paul, Hastings, Janofsky & Walker LLP in Atlanta, Georgia as promptly as practicable hereafter (and in any event within ten business days) after satisfaction or waiver of the conditions to the consummation of the Merger set forth in Article X hereof, unless the Parties agree in writing to another date or place.

         SECTION 3.2  Deliveries.  At the Closing,

         (a) Lahaina shall make the Merger Shares available for delivery to the Shareholders in accordance with the procedures set forth in Section 4.1 hereto, with such Merger Shares registered in the name of each Shareholder.

         (b) The Surviving Company shall deliver to the Secretary of State of the State of Georgia duly executed and verified copies of the Articles of Merger as required by the GBCC;

         (c) The Parties shall deliver to each other the respective agreements, legal opinions and other documents and instruments specified with respect to them in Article X hereof and such other items as may be reasonably requested; and

         (d) The Parties shall take all such other and further actions as may be required by the GBCC to make the Merger effective upon the terms and subject to the conditions set forth in this Agreement.


                                   ARTICLE IV
                      DISSENTING SHAREHOLDERS; EXCHANGE OF
                        CERTIFICATES REPRESENTING SHARES

         SECTION 4.1  Exchange of Certificates Representing Shares.

         (a) As soon as practicable after the Effective Time and upon the surrender of each certificate representing Accent Common Stock (each an "ACCENT CERTIFICATE"), properly endorsed, Lahaina shall promptly issue the Shareholders certificates evidencing each Shareholder's initial allocation of the Merger Shares as set forth on Schedule 4.1(a) hereto and each surrendered Accent Certificate shall forthwith be canceled. Certain of the Merger Shares allocated to the Shareholders pursuant to Schedule 4.1(b) shall be held by Lahaina pending satisfaction of certain Conditions of Release as set forth on Schedule 4.1(b) (the "Retained Shares").

         As and when the Conditions of Release are fully satisfied for a particular Shareholder, the Lahaina Board shall cause Lahaina to release to such Shareholder the Retained Shares.

         Until surrendered and exchanged in accordance with this Section 4.1, each Accent Certificate shall represent solely the right to receive the Merger Shares. In the event the Conditions of Release are not fully satisfied within the timeframe defined in Section 4.1, or as otherwise modified by the Lahaina Board, the Shareholders shall cease to have any rights with respect to the Retained Shares. The Retained Shares shall be canceled and, from and after the Effective Time, the holders of the Accent Certificates shall cease to have any rights with respect to the Accent Common Stock except as otherwise provided herein or by law.

         (b) Lahaina shall pay any transfer or similar taxes required by reason of the exchange of Accent Common Stock for shares of Lahaina Common Stock.

         (c) At and after the Effective Time, there shall be no transfers on the transfer books of Accent of any Accent Common Stock, and the ledgers of Accent shall be closed, except as to Lahaina. If, after the Effective Time, certificates formerly representing Accent Common Stock are presented to the Surviving Company for transfer, they shall be canceled and exchanged by Lahaina for the Merger Shares, as provided in this Article IV.

         (d) In the event any Accent Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming such Accent Certificate to have been lost, stolen or destroyed and, if required by Lahaina, the posting by such person of a bond in such reasonable amount as Lahaina may direct as indemnity against any claim that would be made against the Surviving Company, LAHA 1 or Lahaina with respect to such Accent Certificate, Lahaina will issue in exchange for such lost, stolen or destroyed Accent Certificate the applicable Merger Shares. None of Lahaina, the Surviving Company, or any other person shall be liable to any former Accent shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF ACCENT

         Accent represents and warrants to Lahaina and LAHA 1 as follows:

         SECTION 5.1 Organization. Accent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Accent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, including those states in which Accent conducts its mortgage-related business, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, or existing or prospective business, results of operations, or financial condition of Accent and its Subsidiaries, taken as a whole (an "ACCENT MATERIAL ADVERSE EFFECT," which term contemplates materiality being determined given the current cash, cash flow and competitive position of Accent and its continuing as a going concern and which term shall be broadly applicable for the purposes of this Agreement).

         Accent has delivered to Lahaina correct and complete copies of the Articles of Incorporation, Bylaws and Resolutions of the Accent Board.

         SECTION 5.2  Capitalization.

         The authorized capital stock of Accent consist of 100,000,000 shares of Accent Common Stock. As of the date of this Agreement, 1,325,100 shares of Accent Common Stock are issued and outstanding, all of which are held by the Shareholders. All of the issued and outstanding shares of Accent Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth on Schedule 5.2 or as otherwise disclosed in this Agreement, including the Exhibits and Schedules hereto, as of the date of this Agreement, there are no options, warrants, subscriptions, calls, rights, convertible interests or other agreements or commitments with respect to shares of Accent Common Stock obligating Accent to issue, transfer, sell, redeem, or repurchase or otherwise acquire any of its shares.

         SECTION 5.3 Authority Relative to this Agreement. Accent has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Accent, the Merger and the consummation by Accent of the transactions contemplated hereby have been duly authorized by the Accent Board and the Shareholders. The Accent Board (by consent action or at meetings duly called and held) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of Accent. No other corporate proceedings on the part of Accent are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by an authorized officer of Accent and constitutes a valid and binding agreement of Accent, enforceable against Accent in accordance with its terms.

         SECTION 5.4 Absence of Undisclosed Liabilities. Except as disclosed on
Schedule 5.4 hereto or as otherwise disclosed in this Agreement, including the Exhibits and Schedules hereto, Accent does not have any liabilities or obligations with a total value greater than $10,000 (whether absolute, accrued, contingent or otherwise) of a nature that would be required by GAAP or by cash-basis accounting to be disclosed in a balance sheet (or reflected in the notes thereto), except liabilities incurred or accrued in the ordinary course of business since their respective dates of formation.

         SECTION 5.5 No Default. Accent is not in violation or breach of, or default under, nor has any event occurred which would result in any acceleration under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under, or result in any acceleration under), any term, condition or provision of (i) its Articles of Incorporation or its Bylaws, (ii) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment or other instrument or obligation to which Accent is a party or by which Accent or any of its respective properties or assets may be bound or affected, (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Accent or any of its respective properties or assets, or (iv) any License.

         SECTION 5.6 Real Property. Except as set forth on Schedule 5.6, Accent has (a) good and marketable title, free from liens, to all real property in which it has an ownership interest, as set forth together with the legal description of each such property on Schedule 5.6(a), and (b) a valid option to purchase the real property set forth together with the legal description of each such property on Schedule 5.6(b) hereto (collectively, the "ACCENT REAL PROPERTY"). Accent believes the approximate fair market value of each property, net of debt, described on Schedule 5.6(a) and 5.6(b) to be not less than the value set forth for such property on Schedule 5.6(c). All parties acknowledge, however, that Accent does not guarantee the value of such property, that actual values could differ from those estimated, and that such differences could be material. Additionally, all parties acknowledge that there is and can be no assurance that the properties described on Schedule 5.6(b) hereto will in fact be acquired by Accent or Lahaina or acquired on the terms and conditions proposed. By the Effective Time, Accent will have delivered to Lahaina correct and complete copies of the conveyance documents relating to the Accent Real Property. Further, attached as Exhibit L to this Agreement is a third party valuation of each significant parcel of Real Property.

         SECTION 5.7 Compliance with Applicable Law. Accent is in substantial compliance with all material applicable laws.

         SECTION 5.8 Brokers. Except as set forth on Schedule 5.8, no consultant, broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by or claimed to be owed by Accent in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Accent.

         SECTION 5.9 Corporate Opportunity and Successor Liability. No Shareholder, director or officer of Accent has or will have any claim against Accent, the Surviving Company or any of their successors for the wrongful taking of a corporate opportunity in connection with this Agreement.

         SECTION 5.10 Governmental Authorization. No notification report need be filed, and no governmental consent to the transactions contemplated by this agreement need be sought, including under the HSR Act.

         SECTION 5.11 Disclosure. There is no fact known to Accent that has not been set forth in this Agreement that has specific application to Accent (other than general economic or industry specific conditions) and that results in (or, as far as Accent can reasonably foresee, materially threatens,) an Accent Material Adverse Effect.

         SECTION 5.12 Absence of Certain Changes. Except as set forth in
Schedule 5.12 hereto or as otherwise disclosed in this Agreement, including the Schedules and Exhibits, since its date of incorporation, Accent has conducted its business in the ordinary course of business in connection with its formation and initial operations and there has not been:

         (a) Any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have an Accent Material Adverse Effect;

         (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Accent, or any repurchase, redemption or other acquisition by Accent of any outstanding shares of capital stock or other securities of, or other ownership interests in, Accent or its Subsidiaries;

         (c) Any amendment of any material term of any outstanding security of Accent; or

         (d) Any (i) grant of any severance or termination pay to any director, officer or employee of Accent, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements of Accent, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Accent, or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Accent other than any such increases payable to employees other than directors or officers in the ordinary course of business.

         SECTION 5.13 Litigation. Except as set forth on Schedule 5.13 hereto, or as otherwise disclosed in this Agreement, including the Exhibits and Schedules hereto, there is no material action, suit, investigation or proceeding pending, or to the best knowledge of Accent, any threatened, or any circumstances which are likely to give rise to any such proceedings, against or affecting Accent or any of its respective properties or any of its officers or directors in their capacity as officers or directors of Accent (or any basis therefor) before any court or arbitrator or before or by any governmental body, agency or official as of the date hereof.

         SECTION 5.14 Environmental Matters. To Accent's knowledge:

         (a) Except as set forth on Schedule 5.14(a) hereto:

             (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Accent, is threatened by any governmental entity or other Person with respect to any matter relating to Accent and relating to any Environmental Law;

             (ii) Accent is and has been in compliance with all Environmental Laws and have obtained and are in compliance with all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting the business of Accent; and

             (iii) there are no liabilities of or relating to Accent of any kind whatsoever, whether contingent or fixed, actual or potential, known or unknown, arising under or relating to any Environmental Law that have had or could reasonably be expected to have an Accent Material Adverse Effect and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

         (b) Except as set forth on Schedule 5.14(b) hereto, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Accent has knowledge in relation to the current or prior business of Accent or any property or facility now or previously owned or leased by Accent.

         (c) Accent does not own, lease or operate, and never has owned, leased or operated, any real property, and does not conduct and never has conducted any operations, in New York.

         SECTION 5.15 Material Contracts.

         (a) Accent has disclosed in writing to Lahaina all Accent Material Contracts including those listed on Schedule 5.15 attached hereto. Accent is not in breach of or default under any such Accent Material Contract, except for such breaches and defaults which would not reasonably be expected to have, individually or in the aggregate, an Accent Material Adverse Effect.

         (b) Except for certain non-competition covenants between Demerau and Malibu Worldwide Entertainment, Inc. relating to the operation of certain entertainment centers, Accent is not a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, Accent is entitled to conduct any part of its business.

         SECTION 5.16 Pro Forma Consolidated Financial Statements.

         (a) To Accent's knowledge, the unaudited pro forma consolidated financial statements of Accent at and as of June 30, 1999 attached as Schedule
5.16 hereto presents fairly and in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Accent as of the date of such statements.

         (b) The pro forma consolidated financial statements have been prepared for purposes of this Agreement only and are based on certain assumptions and estimates, some or all of which may not materialize or may not materialize at the times stated. Actual results may vary from those estimated, and such variances could be material.

         SECTION 5.17 Licenses. Accent holds any and all licenses required by any governmental or regulatory agency in any jurisdiction in order for Accent and its Subsidiaries to conduct their respective businesses as currently conducted (the "LICENSES"). All Licenses are current and valid and Accent and its Subsidiaries are in full compliance therewith.

         SECTION 5.18 Survival of Prior Representations and Warranties. All representations and warranties made to Accent in that certain Property Contribution Agreement dated July 9, 1999, a copy of which is attached hereto as Exhibit B, shall survive for a period of three years from July 9, 1999 and shall inure to the benefit of Lahaina.

         SECTION 5.19 Accent Stock Option Plan. Lahaina shall not have any responsibility for or liability arising from the 1999 Accent Stock Option Plan, attached as part of Exhibit E hereto.

                                   ARTICLE VI
              REPRESENTATIONS AND WARRANTIES OF LAHAINA AND LAHA 1

         Lahaina and LAHA 1, jointly and severally, represent and warrant to Accent as follows:

         SECTION 6.1 Organization. Lahaina is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Lahaina is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Lahaina and its Subsidiaries, taken as a whole (a "LAHAINA MATERIAL ADVERSE EFFECT," which term contemplates materiality being determined given the current cash, cash flow and competitive position of Lahaina and its Subsidiaries and their continuing as a going concern and which term shall be broadly applicable for the purposes of this Agreement).

         LAHA 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. LAHA 1 has not engaged in any business since the date of its incorporation, other than in connection with this Agreement.

         Both Lahaina and LAHA 1 have delivered to Accent correct and complete copies of their respective Articles of Incorporation, Bylaws and Resolutions of the Board.

         SECTION 6.2  Capitalization.

         (a) The authorized capital stock of Lahaina consists of 800,000,000 shares of Lahaina Common Stock and 10,000,000 shares of Lahaina Preferred Stock. As of the date of this Agreement, 2,433,833 shares of Lahaina Common Stock, including shares issued in connection with the redemption of 1,910,000 shares of Lahaina Preferred Stock, are issued and outstanding. All of the issued and outstanding Lahaina Common Stock and Lahaina Preferred Stock has been validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, various warrants obligating Lahaina to issue a total of 275,000 shares of Common Stock, the terms of which are set forth on Schedule 6.2(a)(i) hereto and a convertible note in the principal amount of $775,000 convertible into approximately 885,714 shares of Lahaina Common Stock plus additional shares of Lahaina Common Stock due as a result of accrued interest or other related fees, are outstanding, Except for those set forth above, there are no shares of capital stock of Lahaina issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Lahaina to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities, including but not limited to the shares of Lahaina Common Stock registered pursuant to Lahaina's registration statement on Form S-1 (Registration No. 333-74607). The capitalization of Lahaina as of the Closing is as set forth on
Schedule 6.2(a)(ii) hereto.

         (b) Schedule 6.2(b)(i) sets forth those Persons which, after the Merger, will beneficially own or control five percent or more of the Lahaina Common Stock, including any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Lahaina to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities, regardless of such Person's relationship, to Lahaina.

         (c) Schedule 6.2(b)(ii) sets forth those Persons who hold a beneficial ownership interest in any Person which, after the Merger, will beneficially own or control five percent or more of the Lahaina Common Stock, including any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Lahaina to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities, regardless of such Person's relationship, other than as a shareholder, to Lahaina.

             For the purposes of Schedules 6.2(b)(i) and 6.2(b)(ii), a Person is deemed to be the beneficial owner, or have control, of the Lahaina Common Stock if he, she or it is capable of exercising either investment power (the power to dispose or to direct the disposition of the securities) or voting power (the power to vote or to direct the voting of the securities) over the Lahaina Common Stock. Thus, two or more Persons may be deemed to be the beneficial owners of the same shares of Lahaina Common Stock and may even comprise a "group" that is deemed to be a Person required to report its beneficial ownership.

         SECTION 6.3 Authority Relative to this Agreement. Each of Lahaina and LAHA 1 has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Lahaina and LAHA 1, the Merger and the consummation by Lahaina and LAHA 1 of the transactions contemplated hereby, including, but not limited to, the Consulting Agreement attached as Exhibit D hereto, have been duly authorized by the Board of Directors of each of Lahaina and LAHA 1 and by Lahaina as the sole shareholder of LAHA 1. The Board of Directors of each of Lahaina and LAHA 1 (at meetings duly called and held) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of Lahaina and LAHA 1, respectively. No other corporate proceedings on the part of Lahaina or LAHA 1 are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by an authorized officer of each of Lahaina and LAHA 1 and constitutes a valid and binding agreement of each of Lahaina and LAHA 1, enforceable against Lahaina and LAHA 1 in accordance with its terms.

         SECTION 6.4 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 6.4, neither Lahaina nor LAHA 1, nor any Subsidiary of either Lahaina or LAHA 1, has any liabilities or obligations with a total value greater than $10,000 (whether absolute, accrued, contingent or otherwise) of a nature that would be required by GAAP or by cash-basis accounting to be disclosed in a balance sheet (or reflected in the notes thereto), except liabilities incurred or accrued in the ordinary course of business since March 31, 1999 or otherwise disclosed in its filings with the SEC, or as otherwise disclosed to Accent in writing.

         SECTION 6.5 No Default. Neither Lahaina nor LAHA 1 is in violation or breach of, or default under, nor has any event occurred which would result in any acceleration under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under, or result in any acceleration under), any term, condition or provision of (i) its Articles of Incorporation or its Bylaws, (ii) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment or other instrument or obligation to which either Lahaina or LAHA 1 is a party or by which Lahaina or LAHA 1 or any of Lahaina's or LAHA 1's respective properties or assets may be bound or affected, (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Lahaina or LAHA 1 or any of its respective properties or assets, or (iv) any license.

         SECTION 6.6 Real Property. Except as set forth on Schedule 6.6, each of Lahaina and LAHA 1 has (a) good and marketable title, free from liens, to all real property in which it has an ownership interest, as set forth together with the legal description of each such property on Schedule 6.6(a), and (b) a valid option to purchase the real property set forth together with the legal description of each such property on Schedule 6.6(b) hereto (collectively, the "LAHAINA REAL PROPERTY"). Lahaina and LAHA 1 believe the approximate fair market value of each property, net of debt, described on Schedule 6.6(a) and 6.6(b) to be not less than the value set forth for such property on Schedule 6.6(c). All parties acknowledge, however, that Lahaina does not guarantee the value of such property, that actual values could differ from those estimated, and that such differences could be material. Additionally, all parties acknowledge that there is and can be no assurance that the properties described on Schedule 6.6(b) will in fact be acquired by Lahaina or acquired on the terms and conditions proposed. By the Effective Time, Lahaina and LAHA 1 will have delivered to Accent correct and complete copies of the conveyance documents relating to the Lahaina Real Property.

         SECTION 6.7 Compliance with Applicable Law. Lahaina and LAHA 1 are in substantial compliance with all material applicable laws.

         SECTION 6.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by Lahaina or LAHA 1 in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lahaina.

         SECTION 6.9 Corporate Opportunity and Successor Liability. No shareholder, director or officer of Lahaina or LAHA 1 has or will have any claim against either Lahaina or

LAHA 1 or any of their successors for the wrongful taking of a corporate opportunity in connection with this Agreement.

         SECTION 6.10 Governmental Authorization. No notification report need be filed, and no governmental consent to the transactions contemplated by this agreement need be sought, including under the HSR Act.

         SECTION 6.11 Disclosure. There is no fact known to either Lahaina or LAHA 1 that has not been set forth in this Agreement that has specific application to either Lahaina or LAHA 1 (other than general economic or industry specific conditions) and that materially adversely affects (or, as far as either Lahaina or LAHA 1 can reasonably foresee, materially threatens,) the assets, business, prospects, financial condition, or results of operations of Lahaina or LAHA 1 (on a consolidated basis).

         SECTION 6.12 SEC Filings.

         (a) Lahaina has delivered, or the following were available, to Accent:

             (i) its Registration Statement on Form S-1 (Registration No. 333-74607) as declared effective by the SEC;

             (ii) its annual reports on Form 10-K for its fiscal years ended September 30, 1998 and 1997;

             (iii) information statements relating to meetings of, or actions without meeting taken by, the shareholders of Lahaina held since December 31, 1998, to the extent that such information statements exist; and

             (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1998.

         (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective, complied as to form in all material respects with the requirements of the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 6.13 Financial Statements.

         (a) To Lahaina's knowledge, the audited consolidated financial statements and unaudited consolidated interim financial statements of Lahaina included in its annual reports of Form 10-K referred to in Section 6.12 hereof and in each of Lahaina's 10-Qs present fairly in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Lahaina and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         (b) To Lahaina's knowledge, the unaudited, consolidated financial statements of the Company at and as of March 31, 1999 filed in the most recent Lahaina 10-Q present fairly in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Lahaina and its consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the three-month period then ended (subject to normal year-end adjustments).

         (c) The preparation of financial statements in conformity with generally accepted accounting principles requires the management of Lahaina to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Lahaina acknowledges that actual results could differ from those estimates, resulting in a material misstatement of the financial position of Lahaina.

         SECTION 6.14  Disclosure.

         (a) Each document required to be filed by Lahaina with the SEC in connection with the transactions contemplated by this Agreement (the "LAHAINA DISCLOSURE DOCUMENTS"), including, without limitation, the Schedule 13E-3, the
Schedule 14D-9, the proxy or information statement of Lahaina (the "LAHAINA PROXY STATEMENT"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act, and will not, at the time of the filing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (b) The documents, certificates, and other writings furnished or to be furnished by or on behalf of Lahaina or LAHA 1 pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statement of a material fact, or omit to state any of material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.

         SECTION 6.15 Absence of Certain Changes. Except set forth on Schedule
6.15 hereto, since March 31, 1999 or, if not incorporated on March 31, 1999, the date of incorporation, Lahaina, LAHA 1 and their respective Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been:

         (a) Any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Lahaina Material Adverse Effect;

         (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Lahaina or LAHA 1, or any repurchase, redemption or other acquisition by Lahaina, LAHA 1 or their Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Lahaina, LAHA 1 or their Subsidiaries;

         (c) Any amendment of any material term of any outstanding security of Lahaina, LAHA 1 or their Subsidiaries; or

         (d) Any (i) grant of any severance or termination pay to any director, officer or employee of Lahaina, LAHA 1 or their Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements of Lahaina, LAHA 1 or their Subsidiaries, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Lahaina, LAHA 1 or their Subsidiaries, or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Lahaina, LAHA 1 or their Subsidiaries other than any such increases payable to employees other than directors or officers in the ordinary course of business.

         SECTION 6.16 Litigation. Except as set forth in the most recent Lahaina 10-K, there is no material action, suit, investigation or proceeding pending, or to the best knowledge of Lahaina, or LAHA 1 any threatened, or any circumstances which are likely to give rise to any such proceedings, against or affecting Lahaina, LAHA 1 or any Subsidiary of either or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of Lahaina, LAHA 1 or any Subsidiary of either (or any basis therefor) before any court or arbitrator or before or by any governmental body, agency or official as of the date hereof.

         SECTION 6.17 Environmental Matters. To Lahaina's or LAHA 1's knowledge:

         (a)      Except as set forth on Schedule 6.17(a) hereto:

                  (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Lahaina or LAHA 1, is threatened by any governmental entity or other Person with respect to any matter relating to Lahaina, LAHA 1 or any Subsidiary of either and relating to any Environmental Law;

                  (ii) Lahaina, LAHA 1 and their Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting the business of Lahaina, LAHA 1 and their Subsidiaries; and

                  (iii) there are no liabilities of or relating to Lahaina, LAHA 1 or any Subsidiary of either, of any kind whatsoever, whether contingent or fixed, actual or potential, known or unknown, arising under or relating to any Environmental Law that have had or could reasonably be expected to have a Lahaina Material Adverse Effect and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

         (b) Except as set forth on Schedule 6.17(b) hereto, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Lahaina has knowledge in relation to the current or prior business of Lahaina, LAHA 1 or any Subsidiary of either, or any property or facility now or previously owned or leased by Lahaina, LAHA 1 or any Subsidiary of either.

         (c) Neither Lahaina, LAHA 1 nor any Subsidiary of either owns, leases or operates, or has owned, leased or operated, any real property, or conducts or has conducted any operations, in New York.

         SECTION 6.18 Material Contracts.

         (a) Lahaina and LAHA 1 have disclosed in writing to Accent all Lahaina Material Contracts, including those listed on Schedule 6.18 attached hereto. Neither Lahaina, LAHA 1 nor any Subsidiary of either, or, to the knowledge of Lahaina or LAHA 1, any other party is in breach of or default under any such Lahaina Material Contract, except for such breaches and defaults which would not reasonably be expected to have, individually or in the aggregate, a Lahaina Material Adverse Effect.

         (b) Neither Lahaina, LAHA 1 nor any Subsidiary of either is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, Lahaina, LAHA 1 or any Subsidiary of either is entitled to conduct any part of its business.

         SECTION 6.19 Survival of Prior Representations and Warranties. All representations and warranties made by Lahaina in that certain Stock Purchase Agreement by and between Lahaina and Mongoose dated December 7, 1998 or pursuant thereto shall survive for a period of one year from December 7, 1998.

                                   ARTICLE VII
                    COVENANTS OF ACCENT AND ACCENT MORTGAGE

         SECTION 7.1 Conduct of Business of Accent. Except as expressly contemplated by this Agreement, during the period from the date hereof to the Effective Time, each of Accent and Accent Mortgage shall conduct its respective operations only according to its ordinary course of business, and each of Accent and Accent Mortgage shall use its reasonable best efforts to (i) preserve intact its business organization, (ii) maintain in effect all federal, state and local Licenses, approvals and authorizations that are required for Accent to carry on its business, (iii) keep available the services of its officers and employees, and (iv) maintain its existing relationships with its lenders, suppliers and others having business relationships with it.

         SECTION 7.2 Shareholder and Board Approval. Accent shall take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws, to consider and vote its approval of this Agreement, the Merger and the transactions contemplated hereby. The parties acknowledge that the Merger is subject to the approval of the Accent Board.

         SECTION 7.3 Fulfillment of the Closing Conditions. At and prior to the Closing, Accent shall use its reasonable best efforts to fulfill the conditions specified in Article X hereof to the extent that the fulfillment of such conditions is then in its control. In connection with the foregoing, Accent shall (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the agreements and other documents referenced in Sections
10.1 and

10.3 hereof, (c) comply in all material respects with all applicable laws in connection with its execution, delivery and performance of this Agreement and the Merger, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required for the consummation of the Merger, and (e) use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all of the things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger. Accent shall give Lahaina prompt written notice of any event or development that occurs or fails to occur (and that is known to Accent) that gives Accent reason to believe the conditions set forth in Sections 10.1 and 10.3 hereof will not be satisfied prior to the Effective Date.

         SECTION 7.4 Payment of Loans. Lahaina shall promptly pay and perform, according to their terms, the loans of which Smyth is the guarantor (the "Loans," as set forth on Schedule 7.4(a) hereto). Lahaina shall make no cash dividends or distributions from Lahaina or any of its Subsidiaries, nor shall Lahaina prepay or make any significant payments on any other loans of any sort, other than as due in the ordinary course of business, until the Loans are paid. Lahaina further covenants and agrees to use its best efforts to refinance the Loans by September 30, 1999 and to release Smyth as guarantor at such time as the Loans are refinanced. Mongoose shall assume the liabilities associated with certain notes payable of Lahaina as described on Schedule 7.4(b) hereto.

                                  ARTICLE VIII
                        COVENANTS OF LAHAINA AND MONGOOSE

         SECTION 8.1 Conduct of Business of Lahaina. Except as expressly contemplated by this Agreement, during the period from the date hereof to the Effective Time, Lahaina shall conduct its operations according to its ordinary course of business consistent with past practice, and shall use its reasonable best efforts to preserve intact its business organization and to carry on its business in the manner in which it was conducting its business in the period immediately prior to the date of this Agreement. To the extent Lahaina contemplates any event outside the ordinary course of business, including, but not limited to, amendment of any organizational or governing documents, the issuance of stock, warrants, or similar instruments evidencing the right to receive Lahaina Common Stock, and the employment of any employee, during the period from the date hereof to the Effective Time, which event is estimated to have a total value greater than $10,000, Lahaina shall provide Accent with notice of such event. Lahaina shall only pursue such event with the consent of Accent which shall not be unreasonably withheld.

         SECTION 8.2 Board Approval. Lahaina shall take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws, to consider and vote its approval of this Agreement, the Merger and the transactions contemplated hereby. The parties acknowledge that the Merger is subject to the approval of the Lahaina Board.

         SECTION 8.3 Fulfillment of the Closing Conditions. At and prior to the Closing, Lahaina shall use its reasonable best efforts to fulfill the conditions specified in Article X hereof to the extent that the fulfillment of such conditions is then in its control. In connection with the foregoing, Lahaina shall refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, execute and deliver the Agreements and other documents referenced in Sections 10.1 and
10.2 hereof, (c) comply in all material respects with all applicable laws in connection with its execution, delivery and performance of this Agreement and the Merger, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required for the consummation of the Merger, (e) use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all of the things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and (f) make all filings with the SEC or any other governmental authority required as a result of the Merger. Lahaina shall give Accent prompt written notice of any event or development that occurs or fails to occur (and that is known to Lahaina) that gives Lahaina reason to believe the conditions set forth in Sections 10.1 and
10.2 hereof will not be satisfied prior to the Effective Date.

         SECTION 8.4 Redemption of Lahaina Preferred Stock. Lahaina agrees to redeem, and Mongoose agrees to submit for redemption, the Lahaina Preferred Stock held by Mongoose for shares of Lahaina Common Stock at a rate of $5.00 per share, plus any dividends accrued from the date of this Agreement until the date of redemption (approximately 405,357 shares of Lahaina Common Stock) (the "Redemption Consideration"). Lahaina shall pay Mongoose the Redemption Consideration not later than three days after the Closing. Mongoose agrees not to exercise any provisions of the Lahaina Preferred Stock for a period of four days from the Closing.

                                   ARTICLE IX
                            COVENANTS OF THE PARTIES

         SECTION 9.1 Filings; Other Action. Subject to the terms and conditions herein provided, as promptly as practicable, the Parties shall, using all reasonable efforts, take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement.

         SECTION 9.2 Public Announcements. (a) Lahaina and LAHA 1 and (b) Accent shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including without limitation the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange.

         SECTION 9.3 Stock Subscription Agreements, Letters of Investment and Accredited Investor Questionnaires. Lahaina shall not release any of the Merger Shares until each Shareholder has delivered to Lahaina a stock subscription agreement with Accent, a letter of investment with Accent and an investment questionnaire by which such Shareholder shows that he, she or it qualifies for an exemption from registration under the Securities Act.

                                    ARTICLE X
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 10.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

         (a) The directors and officers of Lahaina shall resign and new directors and officers shall be elected. The new directors and officers of Lahaina shall be as set forth in Sections 2.5 and 2.6 hereof.

         (b) Accent and each of Smyth and Sullivan shall enter into a consulting agreement substantially in the form attached as Exhibit D hereto.

         (c) Certain payables of Lahaina accrued as of the Closing shall be paid at the Closing, including but not limited to all fees incurred by Paul, Hastings, Janofsky & Walker LLP in the course of its representation of Lahaina, as set forth on Schedule 10.1 hereto.

         (d) Accent shall enter into a Shareholders' Agreement with the Shareholders under which the Shareholders agree to vote their stock in favor of any proposed Merger or Reorganization, including any and all related activities and undertakings reasonably required in connection therewith.

         (e) Accent shall enter into a Stock Pledge Agreement with each of Scott and Julia Demerau, Diana Hutsell, Noel, Destiny, Accent Holdings, Inc., International, Sherry Sagemiller, Jon Andersen and/or any other Persons who have an interest in the Allocated Shares, and whose interest is subject to cancellation pursuant to Section 4.1 hereof, (for purposes of this section only, the "PLEDGORS") under which the Pledgors agree to forfeit their rights under the pledged stock in the event a default in the performance of any obligation or any amount due or owing from the Pledgor under one or more subject documents, including, but not limited to, under the Shareholders' Agreement.

         (f) The Parties shall furnish the other with a Secretary's certificate certifying to the due adoption of the resolutions relating to the Merger and the actions contemplated by this Agreement, which resolutions shall be attached to the appropriate Secretary's certificate.

         SECTION 10.2 Conditions to Accent's Obligations to Effect the Merger. The obligations of Accent to effect the Merger shall be subject to satisfaction or waiver at or prior to the Closing of the following additional conditions:

         (a) Each of Lahaina and LAHA 1 shall have performed in all material respects its obligations under the Agreement required to be performed by it at or prior to the Closing; the representations and warranties of Lahaina and LAHA 1 contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects in each case of the date of this Agreement and at and as of the Closing as if made at and as of such time, except as contemplated by this Agreement; and Accent shall have received a certificate of the Chairman of the Board or the Treasurer of Lahaina as to the satisfaction of this condition.

         (b) Mongoose shall assume the responsibility for certain notes payable as listed on Exhibit E hereto.

         (c) Accent shall receive an opinion from Paul, Hastings, Janofsky & Walker LLP, counsel for Lahaina, dated the Closing, in substantially the form set forth as Exhibit F. As to any matter in such opinion which involves matters of fact or matters relating to laws other than federal securities law or the laws of the State of Georgia, such counsel may rely on the certificates of officers and directors of Lahaina and LAHA 1 and of public officials and opinions of local counsel, reasonably acceptable to Accent.

         (d) Accent shall receive an opinion from Holland & Hart LLP, Colorado counsel for Lahaina, dated the Closing, in substantially the form set forth as Exhibit G.

         (e) Prior to the Closing, Lahaina shall have entered into a settlement and release agreement with Sherry Klein ("KLEIN") substantially in the form attached as Exhibit H hereto, pursuant to which Lahaina agrees to make a one-time payment of $30,000 to Klein and allows Klein to retain the 20,000 shares of Lahaina Common Stock which were issued in connection with Lahaina's engagement of Klein. In exchange for the above, Klein agrees to terminate the Purchase and Sale Agreement by and among Lahaina, Klein and Klein Real Estate Services, dated as of March 1, 1999, and any and all agreements related thereto, contemplated thereof or in connection therewith, and release and discharge any claims or demands against Lahaina in connection therewith.

         (f) Prior to the Closing, Lahaina shall have entered into a purchase and sale agreement with Mongoose substantially in the form attached as Exhibit I hereto. Under such agreement, Mongoose agrees to transfer 60,000 shares of Lahaina Common Stock to Lahaina in return for the transfer all of the issued and outstanding stock of JP Concepts, Inc., including, without limitation, substantially all of the assets of JP Concepts, Inc. Mongoose additionally agrees to assume the JP Concepts' facility lease with Beachside.

         (g) Prior to the Closing, Lahaina shall have entered into an agreement with GCA Strategic Investment Fund, Ltd. ("GCA"), attached as Exhibit L hereto, pursuant to which GCA grants its consent to the Merger as required by that certain Securities Purchase Agreement between Lahaina and GCA dated December 7, 1998.

         SECTION 10.3 Conditions to Obligations of Lahaina and LAHA 1 to Effect the Merger. The obligations of Lahaina and LAHA 1 to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

         (a) Accent shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing; the representations and warranties of Accent contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing as if made at and as of such time. Lahaina and LAHA 1 shall have received a Certificate of the Chairman of the Board, the President or the Treasurer of Accent as to the satisfaction of this condition.

         (b) Lahaina shall have received an opinion from Altman, Kritzer & Levick, P.C., counsel to Accent, dated the Closing, in substantially the form set forth as Exhibit J. As to any matter in such opinion which involves matters of fact or matters relating to laws other than federal securities or Georgia corporate law, such counsel may rely upon the certificates of officers and directors of Accent and of public officials and opinions of local counsel, reasonably acceptable to Lahaina.

         (c) From the date of the Agreement through the Closing, there shall not have occurred any change in the financial condition, business, operations or prospects of Accent that would have or would be reasonably likely to have an Accent Material Adverse Effect.

         (d) Prior to the Closing, Accent shall have delivered to Lahaina an original policy of title insurance (the "TITLE POLICY"), as mutually agreed to by the Parties, issued by a national title insurance company reasonably acceptable to Lahaina (the "TITLE COMPANY"), insuring good and marketable fee simple title in and to the Real Property (including all necessary and appropriate easement rights necessary for the development of the Real Property) in favor of Accent, subject only to the exceptions approved by Lahaina. The Title Policy shall include all endorsements available at no extra charge therefor. Upon the Closing, Accent shall have the Title Company issue an endorsement to the Title Policy changing the effective date thereof to the date of the Closing, without the addition or modification of any exceptions thereto.

         (e) Prior to the Closing, Accent shall deliver to Lahaina a current ALTA survey, certified to Accent, for each tract or parcel of the Real Property.

         (f) Prior to the Closing, Accent shall deliver to Lahaina evidence, satisfactory to Lahaina in its sole discretion, that Accent possesses all permits, approvals, or authorizations from all governmental agencies or entities having jurisdiction over the Real Property as may be necessary for the development of the Real Property as contemplated by the parties hereto. This requirement shall include, without limitation, the delivery of any necessary permits, approvals, or authorizations from (i) the U.S. Army Corps of Engineers with respect to properties located near any lake or waterway or properties located in or near jurisdictional wetlands and (ii) from any local governmental entity allowing the subdivision of any portion of the Real Property. All such permits, approvals, and authorizations shall be transferrable by Accent to any entity merging therewith as contemplated by this Agreement.

         (g) Prior to the Closing, Accent shall deliver to Lahaina a Phase I Environmental Report (compliant with ASTM standards) regarding each tract or parcel of the Real Property (the

"ENVIRONMENTAL REPORTS"). The Environmental Reports shall be certified to Accent and Lahaina. If so recommended by the Environmental Reports, Accent shall arrange for additional services with respect to any portion of the Real Property, including the performance of invasive testing. Accent shall provide the results of any such additional work to Lahaina prior to the Closing.

         (h) Prior to the Closing, Accent shall deliver an estoppel certificate from each of the Lenders as set forth on Schedule 10.3 (the "LENDERS") stating that (i) the corresponding borrower, as set forth on Schedule 10.3, (the "BORROWER") is not in default under any indebtedness encumbering any property or assets contributed to the capital of Accent by such Borrower or otherwise purchased by Accent from such Borrower (the "ASSUMED DEBT"); (ii) the debt instrument contains no mechanism or provision by which the principal amount of the Assumed Debt can be increased without the approval of the Lahaina Board; and
(iii) no additional fees are currently or at a later date will be due in connection with the Assumed Debt.

         (i) Prior to the Closing, Accent will deliver a signed consent from the Lender by which the Lender consents and agrees to Accent's assumption of the Assumed Debt.

         (j) Prior to the Closing, Accent will deliver a description of all cash needs and material obligations incurred as of the Closing or which Accent reasonably expects to incur within 90 days of the Closing.

         (k) Prior to the Closing, Accent will deliver to Lahaina The Accent Group Executive Business Summary, attached as Exhibit M hereto.

                                   ARTICLE XI
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Shareholders, by mutual written consent of the Parties.

         SECTION 11.2 Termination by Either Lahaina or Accent. This Agreement may be terminated and the Merger may be abandoned by action of the Lahaina Board or the Accent Board if (i) the Merger shall not have been consummated on or before August 16, 1999, or (ii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all reasonable efforts to remove such injunction, order or decree.

         SECTION 11.3 Termination by Accent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, upon the recommendation of the Accent Board, which must be approved by the favorable vote of the holders of a majority of the Accent Common Stock, if (i) there has been a breach by Lahaina of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Lahaina Material Adverse Effect; or (ii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of

Lahaina, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Accent to the breaching Party.

         SECTION 11.4 Termination by Lahaina. This Agreement may be terminated with respect to the Merger and may be abandoned at any time prior to the Effective Time by action of the Lahaina Board, if (i) there has been a breach by Accent of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an Accent Material Adverse Effect; or
(ii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Accent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Lahaina to the breaching Party.

         SECTION 11.5 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to any of Sections 11.1, 11.2, 11.3 or
11.4 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section
11.5 and 11.6 hereof. Nothing contained in this Section 11.5 shall relieve any party from liability for any willful breach of this Agreement.

         SECTION 11.6 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

         SECTION 11.7 Extension; Waiver. At any time prior to the Effective Time, either Accent, on the one hand, or Lahaina or LAHA 1, on the other hand, (each a "SIDE", as used in the rest of this Section) may extend the time for the performance of any of the obligations or other acts of the other side. Should there by any inaccuracy in the representations and warranties of any Party contained herein or in any document, certificate or writing delivered pursuant hereto, or should any Party hereto fail to comply with any of the agreements or conditions contained herein, then such inaccuracy in the representations and warranties or failure to comply with such agreement or condition may be waived by all other Parties hereto. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties required hereunder on behalf of such side. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE XII

                                  MISCELLANEOUS

         SECTION 12.1 Survival of Representations and Warranties. The representations and warranties made herein shall survive until December 31, 2000 (the "TERMINATION DATE"). A claim for breach of representation or for breach of warranty must be brought within 90 days of the date claimant becomes or reasonably should have become aware of the breach underlying the claim or within 90 days of December 31, 2000, whichever is earlier.

         SECTION 12.2 Entire Agreement; Assignment. This Agreement, the exhibits and schedules attached hereto, and the documents and instruments referred to herein and therein, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and shall not be assigned by operation of law or otherwise.

         SECTION 12.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

         SECTION 12.4 Validity. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. To the extent legally permissible, any invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the invalid or unenforceable provision.

         SECTION 12.5 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is (i) sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient, (ii) sent to the intended recipient by prepaid overnight courier delivery; or (iii) delivered by hand to the intended recipient with evidence of receipt at delivery, in each case to the address as set forth below:

         if to Lahaina or LAHA 1:

                  Lahaina Acquisitions, Inc.
                  2900 Atlantic Avenue
                  Fernandina Beach, FL 32024
                  Attn: Richard P. Smyth

         if to Mongoose:

                  Mongoose Investments, LLC
                  7276 Sanctuary Lane
                  Fernandina Beach, FL 32029
                  Attn: Richard P. Smyth
         with a copy to:

                  Paul, Hastings, Janofsky & Walker LLP
                  600 Peachtree Street, N.E., Suite 2400
                  Atlanta, Georgia 30308-2222
                  Attn: Wayne Shortridge, Esq. or Michael T. Voytek, Esq.


         if to Accent or Accent Mortgage:

                  L. Scott Demerau
                  5895 Windward Parkway, Suite 220
                  Alpharetta, Georgia 30005

         with a copy to:

                  Altman, Kritzer & Levick, P.C.
                  6400 Powers Ferry Road, N.W., Suite 224
                  Atlanta, Georgia 30339
                  Steven A. Cunningham, Esq.


or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

         SECTION 12.6 Governing Law. The laws of the State of Georgia (without reference to conflicts of law principles) shall govern all issues concerning this Agreement and the Merger, including, without limitation, the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the Parties.

         SECTION 12.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 12.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, all of which shall constitute one and the same agreement.

                        [NEXT PAGES ARE SIGNATURE PAGES]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its duly authorized representatives hereunto duly authorized, all as of the day and year first above written.

                              LAHAINA:

                              LAHAINA ACQUISITIONS, INC., a Colorado corporation


                              By:
                                 ---------------------------------------------
                                Name:
                                Title:



                              LAHA 1:

                              LAHA NO. 1, INC., a Georgia corporation


                              By:
                                 ---------------------------------------------
                                Name:
                                Title:



                              ACCENT

                              THE ACCENT GROUP, INC., a Georgia corporation


                              By:
                                 ---------------------------------------------
                                Name:
                                Title:


                              ACCENT MORTGAGE

                              ACCENT MORTGAGE SERVICES, INC., a Georgia corporation


                              By:
                                 ---------------------------------------------
                                Name:
                                Title:

                    (Signatures continued on following page)

                                MONGOOSE, signing for the purposes
                                of Sections 7.4, 8.4 and 10.2 only.

                                MONGOOSE INVESTMENTS, LLC, a Georgia limited liability company


                                By:
                                   -------------------------------------------
                                   Name: Richard P. Smyth
                                   Title:   Managing Member